Exhibit 10.2

Execution Version
ISDA
International Swaps and Derivatives Association, Inc.
2002 MASTER AGREEMENT

dated as of	May 20, 2016

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. (“Party A”) established as a bank under the laws of the Kingdom of Spain	and	EACH ENTITY LISTED IN EXHIBIT A OF THE SCHEDULE (each a “Party B”)

have entered and/or anticipate entering into one or more transactions (each a “Transaction”) that are or will be governed by this 2002 Master Agreement, which includes the schedule (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties or otherwise effective for the purpose of confirming or evidencing those Transactions. This 2002 Master Agreement and the Schedule are together referred to as this “Master Agreement”.
Accordingly, the parties agree as follows:¯

1.	Interpretation
(a)    Definitions. The terms defined in Section 14 and elsewhere in this Master Agreement will have the meanings therein specified for the purpose of this Master Agreement.
(b)    Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement, such Confirmation will prevail for the purpose of the relevant Transaction.
(c)    Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transactions.

2.	Obligations

(a)	General Conditions.
(i)Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.
(ii)Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

Copyright © 2002 by International Swaps and Derivatives Association, Inc.

(iii)Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other condition specified in this Agreement to be a condition precedent for the purpose of this Section 2(a)(iii).
(b)Change of Account. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the Scheduled Settlement Date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c)	Netting of Payments. If on any date amounts would otherwise be payable:¯
(i)in the same currency; and
(ii)in respect of the same Transaction,
by each party to the other, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by which the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.
The parties may elect in respect of two or more Transactions that a net amount and payment obligation will be determined in respect of all amounts payable on the same date in the same currency in respect of those Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or any Confirmation by specifying that “Multiple Transaction Payment Netting” applies to the Transactions identified as being subject to the election (in which case clause (ii) above will not apply to such Transactions). If Multiple Transaction Payment Netting is applicable to Transactions, it will apply to those Transactions with effect from the starting date specified in the Schedule or such Confirmation, or, if a starting date is not specified in the Schedule or such Confirmation, the starting date otherwise agreed by the parties in writing. This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(d)	Deduction or Withholding for Tax.
(i)Gross-Up. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party (“X”) will:¯
(1)promptly notify the other party (“Y”) of such requirement;
(2)pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;
(3)promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and
(4)if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:¯
(A)the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or
(B)the failure of a representation made by Y pursuant to Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, after a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.
(ii)Liability. If:¯
(1)X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);

(2)X does not so deduct or withhold; and
(3)a liability resulting from such Tax is assessed directly against X, then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).

3.	Representations
Each party makes the representations contained in Sections 3(a), 3(b), 3(c), 3(d), 3(e) and 3(f) and, if specified in the Schedule as applying, 3(g) to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement). If any “Additional Representation” is specified in the Schedule or any Confirmation as applying, the party or parties specified for such Additional Representation will make and, if applicable, be deemed to repeat such Additional Representation at the time or times specified for such Additional Representation.

(a)	Basic Representations.
(i)Status. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;
(ii)Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;
(iii)No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;
(iv)Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and
(v)Obligations Binding. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).
(b)Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.
(c)Absence of Litigation. There is not pending or, to its knowledge, threatened against it, any of its Credit Support Providers or any of its applicable Specified Entities any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.
(d)Accuracy of Specified Information. All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.
(e)Payer Tax Representation. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.
(f)Payee Tax Representations. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.
(g)No Agency. It is entering into this Agreement, including each Transaction, as principal and not as agent of any person or entity.

4.	Agreements
Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party:¯

(a)	Furnish Specified Information. It will deliver to the other party or, in certain cases under clause (iii) below, to such government or taxing authority as the other party reasonably directs:¯
(i)any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;
(ii)any other documents specified in the Schedule or any Confirmation; and
(iii)upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b)
Maintain Authorisations. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c)Comply With Laws. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.
(d)Tax Agreement. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.
(e)Payment of Stamp Tax. Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organised, managed and controlled or considered to have its seat, or where an Office through which it is acting for the purpose of this Agreement is located (“Stamp Tax Jurisdiction”), and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party’s execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

5.	Events of Default and Termination Events

(a)
Events of Default. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes (subject to Sections 5(c) and 6(e)(iv)) an event of default (an “Event of Default”) with respect to such party:¯

(i)Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 9(h)(i)(2) or (4) required to be made by it if such failure is not remedied on or before the first Local Business Day in the case of any such payment or the first Local Delivery Day in the case of any such delivery after, in each case, notice of such failure is given to the party;
(ii)Breach of Agreement; Repudiation of Agreement.
(1)Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 9(h)(i)(2) or (4) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied within 30 days after notice of such failure is given to the party; or
(2)the party disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, this Master Agreement, any Confirmation executed and delivered by that party or any
Transaction evidenced by such a Confirmation (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);
(iii)Credit Support Default.
(1)Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;
(2)the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document, or any security interest granted by such party or such Credit Support Provider to the other party pursuant to any such Credit Support Document, to be in full force and effect for the purpose of this Agreement (in each case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or
(3)the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);
(iv)Misrepresentation. A representation (other than a representation under Section 3(e) or 3(f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;
(v)Default Under Specified Transaction. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:¯
(1)defaults (other than by failing to make a delivery) under a Specified Transaction or any credit support arrangement relating to a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, such default results in a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction;
(2)defaults, after giving effect to any applicable notice requirement or grace period, in making any payment due on the last payment or exchange date of, or any payment on early termination of, a Specified Transaction (or, if there is no applicable notice requirement or grace period, such default continues for at least one Local Business Day);
(3)defaults in making any delivery due under (including any delivery due on the last delivery or exchange date of) a Specified Transaction or any credit support arrangement relating to a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, such default results in a liquidation of, an acceleration of obligations under, or an early termination of, all transactions outstanding under the documentation applicable to that Specified Transaction; or
(4)disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, a Specified Transaction or any credit support arrangement relating to a Specified Transaction that is, in either case, confirmed or evidenced by a document or other confirming evidence executed and delivered by that party, Credit Support Provider or Specified Entity (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);
(vi)Cross-Default. If “Cross-Default” is specified in the Schedule as applying to the party, the occurrence or existence of:¯
(1)a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) where the aggregate principal amount of such agreements or instruments, either alone or together with the amount, if any, referred to in clause (2) below, is not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments before it would otherwise have been due and payable; or
(2)a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments under such agreements or instruments on the due date for payment (after giving effect to any applicable notice requirement or grace period) in an aggregate amount, either alone or together with the amount, if any, referred to in clause (1) above, of not less than the applicable Threshold Amount;
(vii)Bankruptcy. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:¯
(1)is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4)(A) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (I) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (II) is not dismissed, discharged, stayed or restrained in each case within 15 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 15 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) above (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or
(viii)Merger Without Assumption. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, or reorganises, reincorporates or reconstitutes into or as, another entity and, at the time of such consolidation, amalgamation, merger, transfer, reorganisation, reincorporation or reconstitution:¯
(1)the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party; or
(2)the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b)
Termination Events. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes (subject to Section 5(c)) an Illegality if the event is specified in clause (i) below, a Force Majeure Event if the event is specified in clause (ii) below, a Tax Event if the event is specified in clause (iii) below, a Tax Event Upon Merger if the event is specified in clause (iv) below, and, if specified to be applicable, a Credit Event Upon Merger if the event is specified pursuant to clause (v) below or an Additional Termination Event if the event is specified pursuant to clause (vi) below:¯

(i)Illegality. After giving effect to any applicable provision, disruption fallback or remedy specified in, or pursuant to, the relevant Confirmation or elsewhere in this Agreement, due to an event or circumstance (other than any action taken by a party or, if applicable, any Credit Support Provider of such party) occurring after a Transaction is entered into, it becomes unlawful under any applicable law (including without limitation the laws of any country in which payment, delivery or compliance is required by either party or any Credit Support Provider, as the case may be), on any day, or it would be unlawful if the relevant payment, delivery or compliance were required on that day (in each case, other than as a result of a breach by the party of Section 4(b)):¯
(1)for the Office through which such party (which will be the Affected Party) makes and receives payments or deliveries with respect to such Transaction to perform any absolute or contingent obligation to make a payment or delivery in respect of such Transaction, to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or
(2)for such party or any Credit Support Provider of such party (which will be the Affected Party) to perform any absolute or contingent obligation to make a payment or delivery which such party or Credit Support Provider has under any Credit Support Document relating to such Transaction, to receive a payment or delivery under such Credit Support Document or to comply with any other material provision of such Credit Support Document;
(ii)Force Majeure Event. After giving effect to any applicable provision, disruption fallback or remedy specified in, or pursuant to, the relevant Confirmation or elsewhere in this Agreement, by reason of force majeure or act of state occurring after a Transaction is entered into, on any day:¯
the Office through which such party (which will be the Affected Party) makes and receives payments or deliveries with respect to such Transaction is prevented from performing any absolute or contingent obligation to make a payment or delivery in respect of such Transaction, from receiving a payment or delivery in respect of such Transaction or from complying with any other material provision of this Agreement relating to such Transaction (or would be so prevented if such payment, delivery or compliance were required on that day), or it becomes impossible orimpracticable for such Office so to perform, receive or comply (or it would be impossible or impracticable for such Office so to perform, receive or comply if such payment, delivery or compliance were required on that day); or

(1)such party or any Credit Support Provider of such party (which will be the Affected Party) is prevented from performing any absolute or contingent obligation to make a payment or delivery which such party or Credit Support Provider has under any Credit Support Document relating to such Transaction, from receiving a payment or delivery under such Credit Support Document or from complying with any other material provision of such Credit Support Document (or would be so prevented if such payment, delivery or compliance were required on that day), or it becomes impossible or impracticable for such party or Credit Support Provider so to perform, receive or comply (or it would be impossible or impracticable for such party or Credit Support Provider so to perform, receive or comply if such payment, delivery or compliance were required on that day), so long as the force majeure or act of state is beyond the control of such Office, such party or such Credit Support Provider, as appropriate, and such Office, party or Credit Support Provider could not, after using all reasonable efforts (which will not require such party or Credit Support Provider to incur a loss, other than immaterial, incidental expenses), overcome such prevention, impossibility or impracticability;
(iii)Tax Event. Due to (1) any action taken by a taxing authority, or brought in a court of competent jurisdiction, after a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (2) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Settlement Date (A) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 9(h)) or (B) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 9(h)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));
(iv)Tax Event Upon Merger. The party (the “Burdened Party”) on the next succeeding Scheduled Settlement Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 9(h)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets (or any substantial part of the assets comprising the business conducted by it as of the date of this Master Agreement) to, or reorganising, reincorporating or reconstituting into or as, another entity (which will be the Affected Party) where such action does not constitute a Merger Without Assumption;
(v)Credit Event Upon Merger. If “Credit Event Upon Merger” is specified in the Schedule as applying to the party, a Designated Event (as defined below) occurs with respect to such party, any Credit Support Provider of such party or any applicable Specified Entity of such party (in each case, “X”) and such Designated Event does not constitute a Merger Without Assumption, and the creditworthiness of X or, if applicable, the successor, surviving or transferee entity of X, after taking into account any applicable Credit Support Document, is materially weaker immediately after the occurrence of such Designated Event than that of X immediately prior to the occurrence of such Designated Event (and, in any such event, such party or its successor, surviving or transferee entity, as appropriate, will be the Affected Party). A “Designated Event” with respect to X means that:¯
(1)X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets (or any substantial part of the assets comprising the business conducted by X as of thedate of this Master Agreement) to, or reorganises, reincorporates or reconstitutes into or as, another entity;
(2)any person, related group of persons or entity acquires directly or indirectly the beneficial ownership of (A) equity securities having the power to elect a majority of the board of directors (or its equivalent) of X or (B) any other ownership interest enabling it to exercise control of X; or
(3)X effects any substantial change in its capital structure by means of the issuance, incurrence or guarantee of debt or the issuance of (A) preferred stock or other securities convertible into or exchangeable for debt or preferred stock or (B) in the case of entities other than corporations, any other form of ownership interest; or
(vi)Additional Termination Event. If any “Additional Termination Event” is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties will be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c)	Hierarchy of Events.
(i)An event or circumstance that constitutes or gives rise to an Illegality or a Force Majeure Event will not, for so long as that is the case, also constitute or give rise to an Event of Default under Section 5(a)(i), 5(a)(ii)(1) or 5(a)(iii)(1) insofar as such event or circumstance relates to the failure to make any payment or delivery or a failure to comply with any other material provision of this Agreement or a Credit Support Document, as the case may be.

(ii)Except in circumstances contemplated by clause (i) above, if an event or circumstance which would otherwise constitute or give rise to an Illegality or a Force Majeure Event also constitutes an Event of Default or any other Termination Event, it will be treated as an Event of Default or such other Termination Event, as the case may be, and will not constitute or give rise to an Illegality or a Force Majeure Event.
(iii)If an event or circumstance which would otherwise constitute or give rise to a Force Majeure Event also constitutes an Illegality, it will be treated as an Illegality, except as described in clause (ii) above, and not a Force Majeure Event.

(d)
Deferral of Payments and Deliveries During Waiting Period. If an Illegality or a Force Majeure Event has occurred and is continuing with respect to a Transaction, each payment or delivery which would otherwise be required to be made under that Transaction will be deferred to, and will not be due until:¯

(i)the first Local Business Day or, in the case of a delivery, the first Local Delivery Day (or the first day that would have been a Local Business Day or Local Delivery Day, as appropriate, but for the occurrence of the event or circumstance constituting or giving rise to that Illegality or Force Majeure Event) following the end of any applicable Waiting Period in respect of that Illegality or Force Majeure Event, as the case may be; or
(ii)if earlier, the date on which the event or circumstance constituting or giving rise to that Illegality or Force Majeure Event ceases to exist or, if such date is not a Local Business Day or, in the case of a delivery, a Local Delivery Day, the first following day that is a Local Business Day or Local Delivery Day, as appropriate.

(e)
Inability of Head or Home Office to Perform Obligations of Branch. If (i) an Illegality or a Force Majeure Event occurs under Section 5(b)(i)(1) or 5(b)(ii)(1) and the relevant Office is not the Affected Party’s head or home office, (ii) Section 10(a) applies, (iii) the other party seeks performance of the relevant obligation orcompliance with the relevant provision by the Affected Party’s head or home office and (iv) the Affected Party’s head or home office fails so to perform or comply due to the occurrence of an event or circumstance which would, if that head or home office were the Office through which the Affected Party makes and receives payments and deliveries with respect to the relevant Transaction, constitute or give rise to an Illegality or a Force Majeure Event, and such failure would otherwise constitute an Event of Default under Section 5(a)(i)or 5(a)(iii)(1) with respect to such party, then, for so long as the relevant event or circumstance continues to exist with respect to both the Office referred to in Section 5(b)(i)(1) or 5(b)(ii)(1), as the case may be, and the Affected Party’s head or home office, such failure will not constitute an Event of Default under Section 5(a)(i) or 5(a)(iii)(1).

6.	Early Termination; Close-Out Netting

(a)
Right to Terminate Following Event of Default. If at any time an Event of Default with respect to a party (the “Defaulting Party”) has occurred and is then continuing, the other party (the “Non-defaulting Party”) may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, “Automatic Early Termination” is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(1), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b)Right to Terminate Following Termination Event.
(i)Notice. If a Termination Event other than a Force Majeure Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction, and will also give the other party such other information about that Termination Event as the other party may reasonably require. If a Force Majeure Event occurs, each party will, promptly upon becoming aware of it, use all reasonable efforts to notify the other party, specifying the nature of that Force Majeure Event, and will also give the other party such other information about that Force Majeure Event as the other party may reasonably require.
(ii)Transfer to Avoid Termination Event. If a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, other than immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.
If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).
Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

(iii)Two Affected Parties. If a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice of such occurrence is given under Section 6(b)(i) to avoid that Termination Event.
(iv)Right to Terminate.

(1)	If:¯
(A)a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or
(B)a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party, the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there are two Affected Parties, or the Non-affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, if the relevant Termination Event is then continuing, by not more than 20 days notice to the other party, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.
(2)If at any time an Illegality or a Force Majeure Event has occurred and is then continuing and any applicable Waiting Period has expired:¯
(A)Subject to clause (B) below, either party may, by not more than 20 days notice to the other party, designate (I) a day not earlier than the day on which such notice becomes effective as an Early Termination Date in respect of all Affected Transactions or (II) by specifying in that notice the Affected Transactions in respect of which it is designating the relevant day as an Early Termination Date, a day not earlier than two Local Business Days following the day on which such notice becomes effective as an Early Termination Date in respect of less than all Affected Transactions. Upon receipt of a notice designating an Early Termination Date in respect of less than all Affected Transactions, the other party may, by notice to the designating party, if such notice is effective on or before the day so designated, designate that same day as an Early Termination Date in respect of any or all other Affected Transactions.
(B)An Affected Party (if the Illegality or Force Majeure Event relates to performance by such party or any Credit Support Provider of such party of an obligation to make any payment or delivery under, or to compliance with any other material provision of, the relevant Credit Support Document) will only have the right to designate an Early Termination Date under Section 6(b)(iv)(2)(A) as a result of an Illegality under Section 5(b)(i)(2) or a Force Majeure Event under Section 5(b)(ii)(2) following the prior designation by the other party of an Early Termination Date, pursuant to Section 6(b)(iv)(2)(A), in respect of less than all Affected Transactions.

(c)	Effect of Designation.
(i)If notice designating an Early Termination Date is given under Section 6(a) or 6(b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.
(ii)Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 9(h)(i) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date will be determined pursuant to Sections 6(e) and 9(h)(ii).

(d)	Calculations; Payment Date.
(i)Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including any quotations, market data or information from internal sources used in making such calculations), (2) specifying (except where there are two Affected Parties) any Early Termination Amount payable and (3) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation or market data obtained in determining a Close-out Amount, the records of the party obtaining such quotation or market data will be conclusive evidence of the existence and accuracy of such quotation or market data.
(ii)Payment Date. An Early Termination Amount due in respect of any Early Termination Date will, together with any amount of interest payable pursuant to Section 9(h)(ii)(2), be payable (1) on the day on which notice of the amount payable is effective in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default and (2) on the day which is two Local Business Days after the day on which notice of the amount payable is effective (or, if there are two Affected Parties, after the day on which the statement provided pursuant to clause (i) above by the second party to provide such a statement is effective) in the case of an Early Termination Date which is designated as a result of a Termination Event.

(e)
Payments on Early Termination. If an Early Termination Date occurs, the amount, if any, payable in respect of that Early Termination Date (the “Early Termination Amount”) will be determined pursuant to this Section 6(e) and will be subject to Section 6(f).

(i)Events of Default. If the Early Termination Date results from an Event of Default, the Early Termination Amount will be an amount equal to (1) the sum of (A) the Termination Currency Equivalent of the Close-out Amount or Close-out Amounts (whether positive or negative) determined by the Non-defaulting Party for each Terminated Transaction or group of Terminated Transactions, as the case may be, and (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (2) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If the Early Termination Amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of the Early Termination Amount to the Defaulting Party.
(ii)Termination Events. If the Early Termination Date results from a Termination Event:¯
(1)One Affected Party. Subject to clause (3) below, if there is one Affected Party, the Early Termination Amount will be determined in accordance with Section 6(e)(i), except that references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and to the Non-affected Party, respectively.
(2)Two Affected Parties. Subject to clause (3) below, if there are two Affected Parties, each party will determine an amount equal to the Termination Currency Equivalent of the sum of the Close-out Amount or Close-out Amounts (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions, as the case may be, and the Early Termination Amount will be an amount equal to (A) the sum of (I) one-half of the difference between the higher amount so determined (by party “X”) and the lower amount so determined (by party “Y”) and (II) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to Y. If the Early Termination Amount is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of the Early Termination Amount to Y.
(3)Mid-Market Events. If that Termination Event is an Illegality or a Force Majeure Event, then the Early Termination Amount will be determined in accordance with clause (1) or (2) above, as appropriate, except that, for the purpose of determining a Close-out Amount or Close-out Amounts, the Determining Party will:¯
(A)if obtaining quotations from one or more third parties (or from any of the Determining Party’s Affiliates), ask each third party or Affiliate (I) not to take account of the current creditworthiness of the Determining Party or any existing Credit Support Document and (II) to provide mid-market quotations; and
(B)in any other case, use mid-market values without regard to the creditworthiness of the Determining Party.

(iii)Adjustment for Bankruptcy. In circumstances where an Early Termination Date occurs because Automatic Early Termination applies in respect of a party, the Early Termination Amount will be subject to such adjustments as are appropriate and permitted by applicable law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).
(iv)Adjustment for Illegality or Force Majeure Event. The failure by a party or any Credit Support Provider of such party to pay, when due, any Early Termination Amount will not constitute an Event of Default under Section 5(a)(i) or 5(a)(iii)(1) if such failure is due to the occurrence of an event or circumstance which would, if it occurred with respect to payment, delivery or compliance related to a Transaction, constitute or give rise to an Illegality or a Force Majeure Event. Such amount will (1) accrue interest and otherwise be treated as an Unpaid Amount owing to the other party if subsequently an Early Termination Date results from an Event of Default, a Credit Event Upon Merger or an Additional Termination Event in respect of which all outstanding Transactions are Affected Transactions and (2) otherwise accrue interest in accordance with Section 9(h)(ii)(2).
(v)Pre-Estimate. The parties agree that an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks, and, except as otherwise provided in this Agreement, neither party will be entitled to recover any additional damages as a consequence of the termination of the Terminated Transactions.

(f)
Set-Off. Any Early Termination Amount payable to one party (the “Payee”) by the other party (the “Payer”), in circumstances where there is a Defaulting Party or where there is one Affected Party in the case where either a Credit Event Upon Merger has occurred or any other Termination Event in respect of which all outstanding Transactions are Affected Transactions has occurred, will, at the option of the Non-defaulting Party or the Non-affected Party, as the case may be (“X”) (and without prior notice to the Defaulting Party or the Affected Party, as the case may be), be reduced by its set-off against any other amounts (“Other Amounts”) payable by the Payee to the Payer (whether or not arising under this Agreement, matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation). To the extent that any Other Amounts are so set off, those Other Amounts will be discharged promptly and in all respects. X will give notice to the other party of any set-off effected under this Section 6(f).

For this purpose, either the Early Termination Amount or the Other Amounts (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, in good faith and using commercially reasonable procedures, to purchase the relevant amount of such currency.
If an obligation is unascertained, X may in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.
Nothing in this Section 6(f) will be effective to create a charge or other security interest. This Section 6(f) will be without prejudice and in addition to any right of set-off, offset, combination of accounts, lien, right of retention or withholding or similar right or requirement to which any party is at any time otherwise entitled or subject (whether by operation of law, contract or otherwise).

7.	Transfer
Subject to Section 6(b)(ii) and to the extent permitted by applicable law, neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that:¯

(a)
a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b)a party may make such a transfer of all or any part of its interest in any Early Termination Amount payable to it by a Defaulting Party, together with any amounts payable on or with respect to that interest and any other rights associated with that interest pursuant to Sections 8, 9(h) and 11.
Any purported transfer that is not in compliance with this Section 7 will be void.

8.	Contractual Currency

(a)
Payment in the Contractual Currency. Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the “Contractual Currency”). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in good faith and using commercially reasonable procedures in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b)Judgments. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in clause (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purpose of such judgment or order and the rate of exchange at which such party is able, acting in good faith and using commercially reasonable procedures in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party.

(c)
Separate Indemnities. To the extent permitted by applicable law, the indemnities in this Section 8 constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d)Evidence of Loss. For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

9.	Miscellaneous

(a)
Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter. Each of the parties acknowledges that in entering into this Agreement it has not relied on any oral or written representation, warranty or other assurance (except as provided for or referred to in this Agreement) and waives all rights and remedies which might otherwise be available to it in respect thereof, except that nothing in this Agreement will limit or exclude any liability of a party for fraud.

(b)Amendments. An amendment, modification or waiver in respect of this Agreement will only be effective if in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system.
(c)Survival of Obligations. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.
(d)Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.
(e)Counterparts and Confirmations.
(i)This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission and by electronic messaging system), each of which will be deemed an original.
(ii)The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation will be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes, by an exchange of electronic messages on an electronic messaging system or by an exchange of e-mails, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex, electronic message or e-mail constitutes a Confirmation.

(f)
No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g)Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.
(h)Interest and Compensation.
(i)Prior to Early Termination. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction:¯
(1)Interest on Defaulted Payments. If a party defaults in the performance of any payment obligation, it will, to the extent permitted by applicable law and subject to Section 6(c), pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as the overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment (and excluding any period in respect of which interest or compensation in respect of the overdue amount is due pursuant to clause (3)(B) or (C) below), at the Default Rate.
(2)Compensation for Defaulted Deliveries. If a party defaults in the performance of any obligation required to be settled by delivery, it will on demand (A) compensate the other party to the extent provided for in the relevant Confirmation or elsewhere in this Agreement and (B) unless otherwise provided in the relevant Confirmation or elsewhere in this Agreement, to the extent permitted by applicable law and subject to Section 6(c), pay to the other party interest (before as well as after judgment) on an amount equal to the fair market value of that which was required to be delivered in the same currency as that amount, for the period from (and including) the originally scheduled date for delivery to (but excluding) the date of actual delivery (and excluding any period in respect of which interest or compensation in respect of that amount is due pursuant to clause (4) below), at the Default Rate. The fair market value of any obligation referred to above will be determined as of the originally scheduled date for delivery, in good faith and using commercially reasonable procedures, by the party that was entitled to take delivery.
(3)Interest on Deferred Payments. If:¯
(A)a party does not pay any amount that, but for Section 2(a)(iii), would have been payable, it will, to the extent permitted by applicable law and subject to Section 6(c) and clauses (B) and (C) below, pay interest (before as well as after judgment) on that amount to the other party on demand (after such amount becomes payable) in the same currency as that amount, for the period from (and including) the date the amount would, but for Section 2(a)(iii), have been payable to (but excluding) the date the amount actually becomes payable, at the Applicable Deferral Rate;
(B)a payment is deferred pursuant to Section 5(d), the party which would otherwise have been required to make that payment will, to the extent permitted by applicable law, subject to Section 6(c) and for so long as no Event of Default or Potential Event of Default with respect to that party has occurred and is continuing, pay interest (before as well as after judgment) on the amount of the deferred payment to the other party on demand (after such amount becomes payable) in the same currency as the deferred payment, for the period from (and including) the date the amount would, but for Section 5(d), have been payable to (but excluding) the earlier of the date the payment is no longer deferred pursuant to Section 5(d) and the date during the deferral period upon which an Event of Default or Potential Event of Default with respect to that party occurs, at the Applicable Deferral Rate; or
(C)a party fails to make any payment due to the occurrence of an Illegality or a Force Majeure Event (after giving effect to any deferral period contemplated by clause (B) above), it will, to the extent permitted by applicable law, subject to Section 6(c) and for so long as the event or circumstance giving rise to that Illegality or Force Majeure Event continues and no Event of Default or Potential Event of Default with respect to that party has occurred and is continuing, pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as the overdue amount, for the period from (and including) the date the party fails to make the payment due to the occurrence of the relevant Illegality or Force Majeure Event (or, if later, the date the payment is no longer deferred pursuant to Section 5(d)) to (but excluding) the earlier of the date the event or circumstance giving rise to that Illegality or Force Majeure Event ceases to exist and the date during the period upon which an Event of Default or Potential Event of Default with respect to that party occurs (and excluding any period in respect of which interest or compensation in respect of the overdue amount is due pursuant to clause (B) above), at the Applicable Deferral Rate.
(4)Compensation for Deferred Deliveries. If:¯
(A)a party does not perform any obligation that, but for Section 2(a)(iii), would have been required to be settled by delivery;
(B)a delivery is deferred pursuant to Section 5(d); or
(C)a party fails to make a delivery due to the occurrence of an Illegality or a Force Majeure Event at a time when any applicable Waiting Period has expired, the party required (or that would otherwise have been required) to make the delivery will, to the extent permitted by applicable law and subject to Section 6(c), compensate and pay interest to the other party on demand (after, in the case of clauses (A) and (B) above, such delivery is required) if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.
(ii)Early Termination. Upon the occurrence or effective designation of an Early Termination Date in respect of a Transaction:¯
(1)Unpaid Amounts. For the purpose of determining an Unpaid Amount in respect of the relevant Transaction, and to the extent permitted by applicable law, interest will accrue on the amount of any payment obligation or the amount equal to the fair market value of any obligation required to be settled by delivery included in such determination in the same currency as that amount, for the period from (and including) the date the relevant obligation was (or would have been but for Section 2(a)(iii) or 5(d)) required to have been performed to (but excluding) the relevant Early Termination Date, at the Applicable Close-out Rate.
(2)Interest on Early Termination Amounts. If an Early Termination Amount is due in respect of such Early Termination Date, that amount will, to the extent permitted by applicable law, be paid together with interest

(before as well as after judgment) on that amount in the Termination Currency, for the period from (and including) such Early Termination Date to (but excluding) the date the amount is paid, at the Applicable Close-out Rate.
(iii)Interest Calculation. Any interest pursuant to this Section 9(h) will be calculated on the basis of daily compounding and the actual number of days elapsed.

10.	Offices; Multibranch Parties

(a)
If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to and agrees with the other party that, notwithstanding the place of booking or its jurisdiction of incorporation or organisation, its obligations are the same in terms of recourse against it as if it had entered into the Transaction through its head or home office, except that a party will not have recourse to the head or home office of the other party in respect of any payment or delivery deferred pursuant to Section 5(d) for so long as the payment or delivery is so deferred. This representation and agreement will be deemed to be repeated by each party on each date on which the parties enter into a Transaction.

(b)If a party is specified as a Multibranch Party in the Schedule, such party may, subject to clause (c) below, enter into a Transaction through, book a Transaction in and make and receive payments and deliveries with respect to a Transaction through any Office listed in respect of that party in the Schedule (but not any other Office unless otherwise agreed by the parties in writing).
(c)The Office through which a party enters into a Transaction will be the Office specified for that party in the relevant Confirmation or as otherwise agreed by the parties in writing, and, if an Office for that party is not specified in the Confirmation or otherwise agreed by the parties in writing, its head or home office. Unless the parties otherwise agree in writing, the Office through which a party enters into a Transaction will also be the Office in which it books the Transaction and the Office through which it makes and receives payments and deliveries with respect to the Transaction. Subject to Section 6(b)(ii), neither party may change the Office in which it books the Transaction or the Office through which it makes and receives payments or deliveries with respect to a Transaction without the prior written consent of the other party.

11.	Expenses
A Defaulting Party will on demand indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, execution fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

12.	Notices

(a)
Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner described below (except that a notice or other communication under Section 5 or 6 may not be given by electronic messaging system or e-mail) to the address or number or in accordance with the electronic messaging system or e-mail details provided (see the Schedule) and will be deemed effective as indicated:¯

(i)if in writing and delivered in person or by courier, on the date it is delivered;
(ii)if sent by telex, on the date the recipient’s answerback is received;
(iii)if sent by facsimile transmission, on the date it is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);
(iv)if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date it is delivered or its delivery is attempted;
(v)if sent by electronic messaging system, on the date it is received; or
(vi)if sent by e-mail, on the date it is delivered,
unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication will be deemed given and effective on the first following day that is a Local Business Day.

(b)
Change of Details. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system or e-mail details at which notices or other communications are to be given to it.

13.	Governing Law and Jurisdiction

(a)	Governing Law. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.
(b)Jurisdiction. With respect to any suit, action or proceedings relating to any dispute arising out of or in connection with this Agreement (“Proceedings”), each party irrevocably:¯
(i)submits:¯

(1)if this Agreement is expressed to be governed by English law, to (A) the non-exclusive jurisdiction of the English courts if the Proceedings do not involve a Convention Court and (B) the exclusive jurisdiction of the English courts if the Proceedings do involve a Convention Court; or
(2)if this Agreement is expressed to be governed by the laws of the State of New York, to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City;
(ii)waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party; and
(iii)agrees, to the extent permitted by applicable law, that the bringing of Proceedings in any one or more jurisdictions will not preclude the bringing of Proceedings in any other jurisdiction.

(c)
Service of Process. Each party irrevocably appoints the Process Agent, if any, specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any reason any party’s Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12(a)(i), 12(a)(iii) or 12(a)(iv). Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by applicable law.

(d)Waiver of Immunities. Each party irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction or order for specific performance or recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

14.	Definitions
As used in this Agreement:¯
“Additional Representation” has the meaning specified in Section 3.
“Additional Termination Event” has the meaning specified in Section 5(b).
“Affected Party” has the meaning specified in Section 5(b).
“Affected Transactions” means (a) with respect to any Termination Event consisting of an Illegality, Force Majeure Event, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event (which, in the case of an Illegality under Section 5(b)(i)(2) or a Force Majeure Event under Section 5(b)(ii)(2), means all Transactions unless the relevant Credit Support Document references only certain Transactions, in which case those Transactions and, if the relevant Credit Support Document constitutes a Confirmation for a Transaction, that Transaction) and (b) with respect to any other Termination Event, all Transactions.
“Affiliate” means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.
“Agreement” has the meaning specified in Section 1(c).
“Applicable Close-out Rate” means:¯

(a)	in respect of the determination of an Unpaid Amount:¯
(i)in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;
(ii)in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate;
(iii)in respect of obligations deferred pursuant to Section 5(d), if there is no Defaulting Party and for so long as the deferral period continues, the Applicable Deferral Rate; and
(iv)in all other cases following the occurrence of a Termination Event (except where interest accrues pursuant to clause (iii) above), the Applicable Deferral Rate; and

(b)	in respect of an Early Termination Amount:¯
(i)for the period from (and including) the relevant Early Termination Date to (but excluding) the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable:¯
(1)if the Early Termination Amount is payable by a Defaulting Party, the Default Rate;
(2)if the Early Termination Amount is payable by a Non-defaulting Party, the Non-default Rate; and
(3)in all other cases, the Applicable Deferral Rate; and
(ii)for the period from (and including) the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable to (but excluding) the date of actual payment:¯
(1)if a party fails to pay the Early Termination Amount due to the occurrence of an event or circumstance which would, if it occurred with respect to a payment or delivery under a Transaction, constitute or give rise to an Illegality or a Force Majeure Event, and for so long as the Early Termination Amount remains unpaid due to the continuing existence of such event or circumstance, the Applicable Deferral Rate;
(2)if the Early Termination Amount is payable by a Defaulting Party (but excluding any period in respect of which clause (1) above applies), the Default Rate;
(3)if the Early Termination Amount is payable by a Non-defaulting Party (but excluding any period in respect of which clause (1) above applies), the Non-default Rate; and
(4)in all other cases, the Termination Rate.
“Applicable Deferral Rate” means:¯

(a)
for the purpose of Section 9(h)(i)(3)(A), the rate certified by the relevant payer to be a rate offered to the payer by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the payer for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market;

(b)for purposes of Section 9(h)(i)(3)(B) and clause (a)(iii) of the definition of Applicable Close-out Rate, the rate certified by the relevant payer to be a rate offered to prime banks by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the payer after consultation with the other party, if practicable, for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market; and
(c)for purposes of Section 9(h)(i)(3)(C) and clauses (a)(iv), (b)(i)(3) and (b)(ii)(1) of the definition of Applicable Close-out Rate, a rate equal to the arithmetic mean of the rate determined pursuant to clause (a) above and a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount.
“Automatic Early Termination” has the meaning specified in Section 6(a).
“Burdened Party” has the meaning specified in Section 5(b)(iv).
“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs after the parties enter into the relevant Transaction.
“Close-out Amount” means, with respect to each Terminated Transaction or each group of Terminated Transactions and a Determining Party, the amount of the losses or costs of the Determining Party that are or would be incurred under then prevailing circumstances (expressed as a positive number) or gains of the Determining Party that are or would be realised under then prevailing circumstances (expressed as a negative number) in replacing, or in providing for the Determining Party the economic equivalent of, (a) the material terms of that Terminated Transaction or group of Terminated Transactions, including the payments and deliveries by the parties under Section 2(a)(i) in respect of that Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date (assuming satisfaction of the conditions precedent inSection 2(a)(iii)) and (b) the option rights of the parties in respect of that Terminated Transaction or group of Terminated Transactions.
Any Close-out Amount will be determined by the Determining Party (or its agent), which will act in good faith and use commercially reasonable procedures in order to produce a commercially reasonable result. The Determining Party may determine a Close-out Amount for any group of Terminated Transactions or any individual Terminated Transaction but, in the aggregate, for not less than all Terminated Transactions. Each Close-out Amount will be determined as of the Early Termination Date or, if that would not be commercially reasonable, as of the date or dates following the Early Termination Date as would be commercially reasonable.

Unpaid Amounts in respect of a Terminated Transaction or group of Terminated Transactions and legal fees and out-of-pocket expenses referred to in Section 11 are to be excluded in all determinations of Close-out Amounts.
In determining a Close-out Amount, the Determining Party may consider any relevant information, including, without limitation, one or more of the following types of information: ¯

(i)
quotations (either firm or indicative) for replacement transactions supplied by one or more third parties that may take into account the creditworthiness of the Determining Party at the time the quotation is provided and the terms of any relevant documentation, including credit support documentation, between the Determining Party and the third party providing the quotation;

(ii)information consisting of relevant market data in the relevant market supplied by one or more third parties including, without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other relevant market data in the relevant market; or
(iii)information of the types described in clause (i) or (ii) above from internal sources (including any of the Determining Party’s Affiliates) if that information is of the same type used by the Determining Party in the regular course of its business for the valuation of similar transactions.
The Determining Party will consider, taking into account the standards and procedures described in this definition, quotations pursuant to clause (i) above or relevant market data pursuant to clause (ii) above unless the Determining Party reasonably believes in good faith that such quotations or relevant market data are not readily available or would produce a result that would not satisfy those standards. When considering information described in clause (i), (ii) or (iii) above, the Determining Party may include costs of funding, to the extent costs of funding are not and would not be a component of the other information being utilised. Third parties supplying quotations pursuant to clause (i) above or market data pursuant to clause (ii) above may include, without limitation, dealers in the relevant markets, end-users of the relevant product, information vendors, brokers and other sources of market information.
Without duplication of amounts calculated based on information described in clause (i), (ii) or (iii) above, or other relevant information, and when it is commercially reasonable to do so, the Determining Party may in addition consider in calculating a Close-out Amount any loss or cost incurred in connection with its terminating, liquidating or re-establishing any hedge related to a Terminated Transaction or group of Terminated Transactions (or any gain resulting from any of them).
Commercially reasonable procedures used in determining a Close-out Amount may include the following:¯

(1)
application to relevant market data from third parties pursuant to clause (ii) above or information from internal sources pursuant to clause (iii) above of pricing or other valuation models that are, at the time of the determination of the Close-out Amount, used by the Determining Party in the regular course of its business in pricing or valuing transactions between the Determining Party and unrelated third parties that are similar to the Terminated Transaction or group of Terminated Transactions; and

(2)application of different valuation methods to Terminated Transactions or groups of Terminated Transactions depending on the type, complexity, size or number of the Terminated Transactions or group of Terminated Transactions.
“Confirmation” has the meaning specified in the preamble.
“consent” includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.
“Contractual Currency” has the meaning specified in Section 8(a).
“Convention Court” means any court which is bound to apply to the Proceedings either Article 17 of the 1968 Brussels Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters or Article 17 of the 1988 Lugano Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters.
“Credit Event Upon Merger” has the meaning specified in Section 5(b).
“Credit Support Document” means any agreement or instrument that is specified as such in this Agreement.
“Credit Support Provider” has the meaning specified in the Schedule.
“Cross-Default” means the event specified in Section 5(a)(vi).

“Default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum.
“Defaulting Party” has the meaning specified in Section 6(a).
“Designated Event” has the meaning specified in Section 5(b)(v).
“Determining Party” means the party determining a Close-out Amount.
“Early Termination Amount” has the meaning specified in Section 6(e).
“Early Termination Date” means the date determined in accordance with Section 6(a) or 6(b)(iv).
“electronic messages” does not include e-mails but does include documents expressed in markup languages, and “electronic messaging system” will be construed accordingly.
“English law” means the law of England and Wales, and “English” will be construed accordingly.
“Event of Default” has the meaning specified in Section 5(a) and, if applicable, in the Schedule.
“Force Majeure Event” has the meaning specified in Section 5(b).
“General Business Day” means a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits).
“Illegality” has the meaning specified in Section 5(b).
“Indemnifiable Tax” means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).
“law” includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority), and “unlawful” will be construed accordingly.
“Local Business Day” means (a) in relation to any obligation under Section 2(a)(i), a General Business Day in the place or places specified in the relevant Confirmation and a day on which a relevant settlement system is open or operating as specified in the relevant Confirmation or, if a place or a settlement system is not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) for the purpose of determining when a Waiting Period expires, a General Business Day in the place where the event or circumstance that constitutes or gives rise to the Illegality or Force Majeure Event, as the case may be, occurs, (c) in relation to any other payment, a General Business Day in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment and, if that currency does not have a single recognised principal financial centre, a day on which the settlement system necessary to accomplish such payment is open, (d) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), a General Business Day (or a day that would have been a General Business Day but for the occurrence of an event or circumstance which would, if it occurred with respect to payment, delivery or compliance related to a Transaction, constitute or give rise to an Illegality or a Force Majeure Event) in the place specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (e) in relation to Section 5(a)(v)(2), a General Business Day in the relevant locations for performance with respect to such Specified Transaction.
“Local Delivery Day” means, for purposes of Sections 5(a)(i) and 5(d), a day on which settlement systems necessary to accomplish the relevant delivery are generally open for business so that the delivery is capable of being accomplished in accordance with customary market practice, in the place specified in the relevant Confirmation or, if not so specified, in a location as determined in accordance with customary market practice for the relevant delivery.

“Master Agreement” has the meaning specified in the preamble.
“Merger Without Assumption” means the event specified in Section 5(a)(viii).
“Multiple Transaction Payment Netting” has the meaning specified in Section 2(c).
“Non-affected Party” means, so long as there is only one Affected Party, the other party.
“Non-default Rate” means the rate certified by the Non-defaulting Party to be a rate offered to the Non-defaulting Party by a major bank in a relevant interbank market for overnight deposits in the applicable currency, such bank to be selected in good faith by the Non-defaulting Party for the purpose of obtaining a representative rate that will reasonably reflect conditions prevailing at the time in that relevant market.
“Non-defaulting Party” has the meaning specified in Section 6(a).
“Office” means a branch or office of a party, which may be such party’s head or home office.
“Other Amounts” has the meaning specified in Section 6(f).
“Payee” has the meaning specified in Section 6(f).
“Payer” has the meaning specified in Section 6(f).
“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Proceedings” has the meaning specified in Section 13(b).
“Process Agent” has the meaning specified in the Schedule.
“rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.
“Relevant Jurisdiction” means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.
“Schedule” has the meaning specified in the preamble.
“Scheduled Settlement Date” means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.
“Specified Entity” has the meaning specified in the Schedule.
“Specified Indebtedness” means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.
“Specified Transaction” means, subject to the Schedule, (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is not a Transaction under this Agreement but (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.
“Stamp Tax” means any stamp, registration, documentation or similar tax.
“Stamp Tax Jurisdiction” has the meaning specified in Section 4(e).
“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.
“Tax Event” has the meaning specified in Section 5(b).
“Tax Event Upon Merger” has the meaning specified in Section 5(b).
“Terminated Transactions” means, with respect to any Early Termination Date, (a) if resulting from an Illegality or a Force Majeure Event, all Affected Transactions specified in the notice given pursuant to Section 6(b)(iv), (b) if resulting from any other Termination Event, all Affected Transactions and (c) if resulting from an Event of Default, all Transactions in effect either immediately before the effectiveness of the notice designating that Early Termination Date or, if Automatic Early Termination applies, immediately before that Early Termination Date.
“Termination Currency” means (a) if a Termination Currency is specified in the Schedule and that currency is freely available, that currency, and (b) otherwise, euro if this Agreement is expressed to be governed by English law or United States Dollars if this Agreement is expressed to be governed by the laws of the State of New York.
“Termination Currency Equivalent” means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the “Other Currency”), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Close-out Amount is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.
“Termination Event” means an Illegality, a Force Majeure Event, a Tax Event, a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.
“Termination Rate” means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.
“Threshold Amount” means the amount, if any, specified as such in the Schedule.
“Transaction” has the meaning specified in the preamble.
“Unpaid Amounts” owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii) or due but for Section 5(d)) to such party under Section 2(a)(i) or 2(d)(i)(4) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date, (b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii) or 5(d)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered and (c) if the Early Termination Date results from an Event of Default, a Credit Event Upon Merger or an Additional Termination Event in respect of which all outstanding Transactions are Affected Transactions, any Early Termination Amount due prior to such Early Termination

Date and which remains unpaid as of such Early Termination Date, in each case together with any amount of interest accrued or other compensation in respect of that obligation or deferred obligation, as the case may be, pursuant to Section 9(h)(ii)(1) or (2), as appropriate. The fair market value of any obligation referred to in clause (b) above will be determined as of the originally scheduled date for delivery, in good faith and using commercially reasonable procedures, by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it will be the average of the Termination Currency Equivalents of the fair market values so determined by both parties.
“Waiting Period” means:¯

(a)
in respect of an event or circumstance under Section 5(b)(i), other than in the case of Section 5(b)(i)(2) where the relevant payment, delivery or compliance is actually required on the relevant day (in which case no Waiting Period will apply), a period of three Local Business Days (or days that would have been Local Business Days but for the occurrence of that event or circumstance) following the occurrence of that event or circumstance; and

(b)in respect of an event or circumstance under Section 5(b)(ii), other than in the case of Section 5(b)(ii)(2) where the relevant payment, delivery or compliance is actually required on the relevant day (in which case no Waiting Period will apply), a period of eight Local Business Days (or days that would have been Local Business Days but for the occurrence of that event or circumstance) following the occurrence of that event or circumstance.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A		EACH ENTITY LISTED IN EXHBIT A:
(“Party A”)		(each a “Party B”)

LKQ CORPORATION

By: _____________________________________	/s/ KRISTEN HOLM
Name:	Kristen Holm	By: _____________________________________	/s/ DOMNICK P. ZARCONE
Title:	Managing Director	Name:	Dominick P. Zarcone
Date:	May 26, 2016	Title:	Executive Vice President and Chief Financial Officer
		Date:	May 26, 2016

By: _____________________________________		EURO CAR PARTS LIMITED
Name:		By: _____________________________________	/s/ JOHN QUINN
Title:		Name:	John Quinn
Date:		Title:	CEO & Managing Director, LKQ Europe
		Date:	May 26, 2016

KEYSTONE AUTOMOTIVE INDUSTRIES ON,
		By: _____________________________________	/s/ MICHAEL S. CLARK
		Name:	Michael S. Clark
		Title:	Vice President — Finance and Controller
		Date:	May 26, 2016

ISDA
International Swaps and Derivatives Association, Inc.

SCHEDULE
to the
2002 Master Agreement

dated as of May 20, 2016
between

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.,
a bank established under the laws of the Kingdom of Spain ,

(“Party A”)
and

Each of the entities listed in Exhibit A,

(each a “Party B”)
Part 1
Termination Provisions

(a)	“Specified Entity” means in relation to Party A for the purpose of Sections 5(a)(v), 5(a)(vi), 5(a)(vii) and 5(b)(v): none;
“Specified Entity” means in relation to Party B for the purpose of Sections 5(a)(v), 5(a)(vi), 5(a)(vii) and 5(b)(v): none.

(b)
“Specified Transaction” will have the meaning specified in Section 14 but shall also include any transaction with respect to margin loans, cash loans and short sales of any financial instrument, and as amended by inserting the words, “or any Affiliate of Party A” immediately after “Agreement” in the second line thereof.

(c)	The “Cross-Default” provisions of Section 5(a)(vi):
will apply to Party A
and will apply to Party B.

provided, however, that such provision shall be amended by inserting the following after clause (2) thereof:
"provided, however, that, notwithstanding the foregoing, an Event of Default shall not occur under 5(a)(vi)(2) above if (I) the failure to pay referred to in Section 5(a)(vi)(2) is caused by an error or omission of an administrative or operational nature, (II) funds were available to such party to enable it to make the relevant payment when due and (III) such payment or delivery is made within three (3) Local Business Days following receipt of written notice from an interested party of such failure to pay."

In connection therewith, “Specified Indebtedness” will not have the meaning specified in Section 14, and such definition shall be replaced by the following: “any obligation in respect of the payment or repayment of moneys (whether present or future, contingent or otherwise, as principal or surety or otherwise), including, but without limitation, any obligation in respect of borrowed money except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business.”

“Threshold Amount” means with respect to Party A an amount equal to three percent (3%) of the Shareholders’ Equity of Party A and with respect to Party B, $75,000,000.

“Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of March 25, 2011, as amended and restated as of September 30, 2011, as further amended and restated as of May 3, 2013, as further amended and restated as of March 27, 2014, as further amended and restated as of January 29, 2016 among LKQ Corporation and LKQ Delaware LLP, the Subsidiary Borrowers from time to time party thereto, the Lenders party thereto from time to time, Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent, and The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Citizens Bank, N.A, as Documentation Agents, as amended, extended, supplemented, restated or otherwise modified in writing from time to time.

“Shareholders’ Equity” means with respect to an entity, at any time, the sum (as shown in the most recent annual audited financial statements of such entity) of (i) its capital stock (including preferred stock) outstanding, taken at par value, (ii) its capital surplus and (iii) its retained earnings, minus (iv) treasury stock, each to be determined in accordance with generally accepted accounting principles.

(d)	The “Credit Event Upon Merger” provisions of Section 5(b)(v):
will apply to Party A
will apply to Party B

provided however, that “materially weaker” shall mean for any Party, Credit Support Provider or Specified Entity, as the case may be, (“X”):

(a) in the event X, immediately prior to such action, was rated by Standard and Poor’s Rating Group, a division of The McGraw-Hill Companies (“S&P”) and /or Moody’s Investors Service, Inc. (“Moody’s”) or any successor organisation and (i) S&P and/or Moody’s rates the long term, unsecured, unsubordinated debt obligations of the resulting, surviving or transferee entity immediately after such action at least three modifiers (a modifier being 1, 2, or 3 for Moody’s; plus, neutral or minus for S&P) lower than that of the long term, unsecured, unsubordinated debt obligations of X immediately prior to such action or such rating is below investment grade, being BBB- for S&P and Baa3 for Moody’s, or (ii) the resulting, surviving or transferee entity ceases to be rated by S&P and/or Moody’s immediately after such action, or

(b) in the event X, immediately prior to such action, was not rated by S&P and/or Moody’s, the creditworthiness of the resulting, surviving or transferee entity is, in the reasonable opinion of the Party which is not X, materially weaker than that of X immediately prior to such action.

For purposes hereof, X or the successor, surviving or transferee entity, as appropriate, will be the Affected Party.

(e)	The “Automatic Early Termination” provision of Section 6(a):
will not apply to Party A
will not apply to Party B.

(f)	“Termination Currency” means United States Dollars.

(g)	Additional Termination Event will apply.
It shall be an Additional Termination Event hereunder, with respect to any Transactions, with respect to which Party B shall be the sole Affected Party, if (1)(a) Party’s B’s obligations under this Agreement cease or fail to be secured or guaranteed on the same terms in all relevant respects as the obligations of Party B under the Credit Agreement, (b) Party’s B’s Obligations under this Agreement cease or fail to be on a pari passu and pro rata basis under the Credit Agreement with the principal amount of the Loans (as defined in the Credit Agreement) of Party B and the Domestic Subsidiary Borrowers (as defined in the Credit Agreement), (c) an Event of Default (as defined in the Credit Agreement) occurs under the Credit Agreement, (d) the Credit Agreement shall be paid or prepaid in full, expire, terminate, or otherwise cease to be in full effect and, in any case, or (e) if a Change of Status pursuant to Part 5(w) occurs and Party B fails to notify Party A of such change, or (2) Party B fails, within five days after demand by Party A following such event described in clause (a), (b), (c) or (d) immediately above, to deliver substitute collateral reasonably satisfactory to Party A to secure Party B’s obligations under this Agreement.

Part 2
Tax Representations

(a)	Payer Tax Representations. For the purpose of Section 3(e) of this Agreement, Party A and Party B will make the following representation:-
It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)	Payee Tax Representations. For the purpose of Section 3(f) of this Agreement, Party A and Party B will make the following representations specified below, if any:-

(i)	The following representations will apply to Party A:
It is:

(ii)
(i) a banking corporation organized and existing under the laws of the Kingdom of Spain and has a Taxpayer ID number of A 48265169,(ii) a “foreign person” within the meaning of Section 1.6041-4(a)(4) of the United States Treasury Regulations, (iii) a “non-U.S. branch of a foreign person” within the meaning of Section 1.1441-4(a)(3), of the United States Treasury Regulations. and (iv) “U.S. branch of a foreign person” when Party A is acting through an Office or Agent located in the United States.. The following representations will apply to Party B:

Party B is a corporation created or organized under the laws of the State of Delaware and the federal taxpayer identification number is 36-4215970.

(iii)	The following representation will apply to both Party A and B:
“For purposes of Section 3(f) of this Agreement, Party A and B make the following representations: Where a Party has received or is due to receive a payment (“Payee”) from the other party (“Payer”) in connection with this Agreement and the payment was/is from one of the Payer´s office to one of the Payee´s offices and:

(a) Both such offices are not located in the same country, then the Payee will make the following representation:

It is fully eligible for the benefits of the “Business Profits” or “Industrial and Commercial Profits” provision, as the case may be, the “Interest” provision or the “Other Income” provision (if any) of the Specified Treaty with respect to any payment described in such provisions and received or to be received by it in connection with this Agreement and no such payment is attributable to a trade or business carried on by it through a permanent establishment in the Specified Jurisdiction.

If such representation applies, then:

“Specified Treaty” means, with respect to a Transaction, the double tax treaty (if any) between the country in which the Payer’s office from which the payment is made is located and the country in which the Payee is resident for taxation purposes; and

"Specified Jurisdiction” means the country in which the Payer’s office for payment in respect of the Transaction is located.

(2) Both such offices are located in the same country, then the Payee will make the following representation: Each Payment received or to be received in connection with this Agreement will be effectively connected with its conduct of a trade or business in the country in which the office for receipt of payment is located.

Part 3
Agreement to Deliver Documents

For the purpose of Section 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents:

(a) Tax forms, documents or certificates to be delivered are:

Party required to deliver document	Document	Date by which to be delivered
Party A and Party B Party B
Any document allowing any Party to the other to make or receive payments under this Agreement without withholding or deduction on account of any Tax or with such withholding or deduction at a reduced rate.

Internal Revenue Service Form W-9 or W-8BENE (as applicable).
Upon the earlier of (i) reasonable demand by either party and (ii) learning that such form or document is required. Upon execution and delivery of this Agreement
(b) Other documents to be delivered are:-

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A and Party B
Certified copies of all corporate, partnership or membership authorizations, as the case may be, and any other documents with respect to the execution, delivery and performance of this Agreement and any Credit Support Document
		Upon execution and delivery of this Agreement	Yes
Party A and Party B	Certificate of authority and specimen signatures of individuals executing this Agreement and any Credit Support Document	Upon execution and delivery of this Agreement and thereafter upon request of the other party	Yes
Party A
Annual Report of PARTY A containing audited, consolidated financial statements certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the country in which such party is organized

Upon Request, provided however, that, with respect to Party A, such annual report shall be deemed to be delivered by Party A hereunder if on the date of such request such annual report is posted on Party A’s website at www.bbva.com.
Yes
Party A
Quarterly Financial Statements of PARTY A containing unaudited, consolidated financial statements of such party’s fiscal quarter prepared in accordance with generally accepted accounting principles in the country in which such party is organized
To be made available on www.bbva.com as soon as available and in any event within 45 days after the end of each fiscal quarter of Party A
Party B
Annual Report of Party B and of any Credit Support Provider thereof containing audited, consolidated financial statements certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the country in which such party and such Credit Support Provider is organized
		To be made available on www.lkqcorp.com as soon as available and in any event within 90 days after the end of each fiscal year of Party B and of the Credit Support Provider	Yes
Party B
Quarterly Financial Statements of Party B and any Credit Support Provider thereof containing unaudited, consolidated financial statements of such party’s fiscal quarter prepared in accordance with generally accepted accounting principles in the country in which such party and such Credit Support Provider is organized
		To be made available on www.lkqcorp.com as soon as available and in any event within 45 days after the end of each fiscal quarter of Party B and of the Credit Support Provider	Yes

Part 4
Miscellaneous

(a)	Address for Notices. For the purpose of Section 12(a) of this Agreement:-
Address for notice or communications to Party A:
Address: Clara del Rey 26, 2ª Planta - 28002-Madrid
Attention: Treasury - Documentation
Facsimile: 91 537 09 55 (Confirmations)
     91 537 05 79 (Notification)

Email as electronic messaging system (for confirmation purposes): docderiv@grupobbva.com
Email as electronic messaging system (for fixing notifications): C014382V@grupobbva.com

Address for portfolio data, discrepancy notices and dispute notices for the purposes of Risk Mitigation Techniques (as defined in Part 7(e)). Any notice shall only deem to be received upon receipt at the below-mentioned addresses:

-Portfolio data: portfolio.reconciliations.corp@bbva.com
-Notice of a discrepancy: portfolio.reconciliations.corp@bbva.com
-Dispute notice: portfolio.reconciliations.corp@bbva.com

Address for Change of Status Notice Address for the purposes of Part 7(d)(2). Any notice shall only deem to be received upon receipt at the below-mentioned address:

- Change of Status Notice: client.regulatory.services.es@bbva.com

Address for notice or communications to Party B:

Address:        LKQ Corporation
500 West Madison Street, Suite 2800
Chicago, IL 60661
Attention: Jack B. Brooks

Telephone No.:    312/621-2774
Facsimile No.:     866/669-2811
Email Address:    jbbrooks@lkqcorp.com

with a copy to:

Address:        LKQ Corporation
500 West Madison Street, Suite 2800
Chicago, IL 60661
Attention: Victor Casini
Telephone No.:    312/621-2754
Facsimile No.:        312/280-3730
Email Address:    victorcasini@lkqccorp.com

(b)	Process Agent. For the purpose of Section 13(c):

Party A appoints as its Process Agent:
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch
1345 Avenue of the Americas, 44th floor, New York, NY 10105

Party B appoints as its Process Agent: Not applicable for LKQ Corporation, for any other Party B formed or organized under the laws of a State of the United States of America Corporate Creations Network Inc., 15 North Mill Street, Nyack, New York 10960 for any Party B that is not formed or organized under the laws of a State of the United States of America.

(c)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For the purpose of Section 10(b) of this Agreement:-
Party A is a Multibranch Party and may enter into a Transaction through any of the following Offices:
Banco Bilbao Vizcaya Argentaria, S.A. (Madrid Head Office)
Address: Clara del Rey 26, 2ª Planta - 28002-Madrid
Attention: Treasury - Documentation
Facsimile: 91 537 09 55 (Confirmations)
91 537 05 79 (Notices)
Telephone: 34 91 374 83 21
Swift code: BBVAESMMFXD

(For all purposes and acting through its Madrid Head Office)
Banco Bilbao Vizcaya Argentaria, S.A. London Branch
One Canada Square, 44th Floor, London E14 5AA
Attention: Swaps Administration
Facsimile: 44 171 929 4718
Telephone: 44 171 623 3060

(Only when acting through its London Branch).
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch
1345 Avenue of the Americas, 44th floor
New York, NY 10105
Attention: Swaps Administration
Facsimile: 212.728.1636; 212.728.1607
Telephone: 212.333.2901

(Only when acting through its New York Branch).
Party B is not a Multibranch Party.

(e)	Calculation Agent. The Calculation Agent is Party A.

(f)	Credit Support Document. Details of any Credit Support Document:-
Each of the following, as amended, extended, supplemented or otherwise modified in writing from time to time, is a “Credit Support Document”:
In relation to Party B:
1) The Guaranty from LKQ Corporation for the benefit of each Party B in Exhibit A (as applicable); and
2) the Credit Agreement, and the Security Documents, or the Collateral Documents, as the case may be, as defined in the Credit Agreement.
Party B agrees that the security interests in collateral granted to Party A under the foregoing Credit Support Documents shall secure the obligations of Party B to Party A under this Agreement.

(g)	Credit Support Provider.
Credit Support Provider means in relation to party A: Not applicable.
Credit Support Provider means in relation to Party B: LKQ Corporation (as applicable in Exhibit A) and Subsidiary Borrowers and Subsidiary Guarantors, each as defined in the Credit Agreement, excluding, however, any Subsidiary, as defined in the Credit Agreement, that would become an Affected Foreign Subsidiary, as defined in the Credit Agreement, if it guaranteed or became liable for, or granted any security interests to secure, the obligations under this Agreement or any Transaction.

(h)
Governing Law. This Agreement and any and all controversies arising out of or in relation to this Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to its conflict of laws doctrine).

(i)
Netting of Payments. Section 2(c)(ii) of this Agreement shall apply; provided that either party may cause payments due on the same day in the same currency (between the same Offices) but under different Transactions to be discharged and replaced with a single, netted payment obligation by providing the other party with a written statement detailing the calculation of such net amount payable not later than three Business Days prior to the relevant due date.

(j)	“Affiliate” will have the meaning specified in Section 14 of this Agreement.

(k)	Absence of Litigation. For the purpose of Section 3(c):-
“Specified Entity” means in relation to Party A, none;
“Specified Entity” means in relation to Party B, none.

(l)	No Agency. The provisions of Section 3(g) will apply to this Agreement.

(m)	Additional Representation will apply. For the purpose of Section 3 of this Agreement, each of the following will constitute an Additional Representation:-

(i)
Relationship Between Parties. Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):-

(1)	Non-Reliance. It is acting for its own account, and, it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(2)
Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(3)	Status of Parties. The other party is not acting as a fiduciary for or an advisor to it in respect of that Transaction.

(ii)	Each party makes the representations below (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into):

(1)
Eligible Contract Participant. Each party will be deemed to represent to the other party on each date on which a Transaction is entered into that it is an “eligible contract participant” and that each guarantor of its Swap Obligations (as defined below), if any, is an “eligible contract participant,” as such term is defined in the U.S. Commodity Exchange Act, as amended.  For purposes of this provision, “Swap Obligation” means an obligation incurred with respect to a transaction that is a “swap” as defined in the Section 1a(47) of the Commodity Exchange Act and CFTC Regulation 1.3(xxx).

(2)
Line of Business. It has entered into this Agreement (including each Transaction evidenced hereby) in conjunction with its line of business (including financial intermediation services) or the financing of its business. It represents and warrants that all transactions effected under this Agreement (a) will be appropriate in the conduct and management of its business, (b) will be entered into for non-speculative purposes, and (c) as to Party B, Party B represents that all Transactions effected under this Agreement constitute transactions entered into for purposes of hedging or managing risks related to its assets or liabilities as currently owned or incurred, or likely to be owned or incurred in the conduct of its business.

(n)
Recording of Conversations. Each party to this Agreement acknowledges and agrees to the recording of conversations and to obtain any necessary consent of, and give any necessary notice of such recording from and between trading and marketing personnel of the parties to this Agreement whether by one or other or both of the parties or their agents.

ts.

Part 5
Other Provisions

(a)	Financial Statements. Section 3(d) is hereby amended by adding in the third line thereof after the word “respect” and before the period:
“or, in the case of financial statements, a fair presentation of the financial condition of the relevant party.”

(b)
2002 Master Agreement Protocol. Annexes 1 to 18 and Section 6 of the ISDA 2002 Master Agreement Protocol as published by the International Swaps and Derivatives Association, Inc. on July 15, 2003 are incorporated into and apply to this Agreement. References in those definitions and provisions to any ISDA Master Agreement will be deemed to be references to this Master Agreement.

(c)
WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY CREDIT SUPPORT DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(d)
Method of Notice. Section 12(a)(ii) of the Master Agreement is deleted in its entirety.

(e)
Safe Harbors. Each party to this Agreement acknowledges that:

(i)
This Agreement, including any Credit Support Document, is a “master netting agreement” as defined in the U.S. Bankruptcy Code (the “Code”), and this Agreement, including any Credit Support Document, and each Transaction hereunder is of a type set forth in Section 561(a)(1)-(5) of the Code;

(ii)
Party A is a “master netting agreement participant,” a “financial institution,” a “financial participant,”‘ a “forward contract merchant” and a “swap participant” as defined in the Code, All transfers of cash, securities or other property under or in connection with this Agreement, any Credit Support Document or any Transaction hereunder are “margin payments,” “settlement payments” and “transfers” under Sections 546(c), (f), (g) or (j), and under Section 548(d)(2) of the Code; and

(iii)
Each obligation under this Agreement, any Credit Support Document or any Transaction hereunder is an obligation to make a “margin payment,” “settlement payment” and “payment” within the meaning of Sections 362, 560 and 561 of the Code.

(f)
Hedge Agreement. Party B represents to Party A (which representation will be deemed to be repeated by Party B on each date on which a Transaction is entered into) that this Agreement is a Hedge Agreement as defined in the Credit Agreement.

(g)
Withholding Tax Imposed on Payments to Non-U.S. Counterparties under the United States Foreign Account Tax Compliance Act. (a) For purposes of any Payer Tax Representation, the words “any Tax from any payment” shall not include any tax imposed under Sections 1471 and 1472 of the Internal Revenue Code of 1986, as amended (or the United States Treasury regulations or other guidance issued or any agreements entered into thereunder) (“FATCA Withholding Tax”); (b) for the avoidance of doubt the parties agree that for purposes of Section 2(d) of this Agreement the deduction or withholding of FATCA Withholding Tax is required by applicable law; and (c) the definition of “Indemnifiable Tax” shall not include any FATCA Withholding Tax

(h)	Timely Confirmation Amendment

(a)    Section 9(e)(ii) of the Agreement is hereby amended by deleting the clause in its entirety and substituting the following in lieu thereof:
(ii)    The Parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation will be entered into as soon as possible and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes, by an exchange of electronic messages on an electronic messaging system or by an exchange of e-mails or, if agreed by the Parties, the Documenting Party will be entitled to make available to the Receiving Party the Confirmations in a webpage to which the Receiving Party has access through a personalized code and/or electronic signature, or by other method intended by the parties to be effective for the purpose of confirming or evidencing such Transaction, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex, electronic message or e-mail constitutes a Confirmation.
(b)    When the Parties have entered into a Transaction through an oral agreement concluded over the telephone and, despite that a legally binding agreement exists from the moment the parties agree (whether orally or otherwise) on the terms of the Transaction, in compliance with EMIR the Parties have the obligation to confirm the Transactions within the time limits stipulated in EMIR and any Supplementing Regulation that will depend on the type of counterparty, the type of Transaction and the Trade Date (the “Specified Time Limit”).
With the purpose of complying with the obligations imposed by EMIR within the Specified Time Limit, the Parties agree on the following:
(i)    Email will be considered to be an appropriate way to send the Confirmations by the Documenting Party, being valid any email address provided by the Receiving Party in the Master Agreement, Confirmations or any other documents or communications for this purpose. Additionally, if agreed by the Parties, the Documenting Party will be entitled to make available to the Receiving Party the Confirmations in a webpage to which the Receiving Party has access through a personalized code and/or electronic signature.
(ii)    The Documenting Party will draft the Confirmation/s and will, send it/them or make it/them available to the Receiving Party as soon as possible. Once the Confirmation sent by the Documenting Party has been received, and once the terms contained therein have been reviewed, the Receiving Party, will:
1.validate electronically, by email, fax or, as the case may be, return the Confirmation duly signed to the Receiving Party; or
2.communicate to the Delivery Party any discrepancies or mistakes detected, in which case both Parties undertake to make their best efforts in order to solve the discrepancies identified and confirm the Transaction as soon as possible.

For the purpose of this Provision, the “Specified Time Limit” will be split into two halves, so that the Documenting Party has the first half of the Specified Time Limit to comply with its obligations and, the Receiving Party will have the second half of the Specified Time Limit to comply with its own obligations.

For the purpose of complying with EMIR, the Parties agree that once the Specified Time Limit has elapsed without having the Receiving Party expressed its disagreement, the Transaction (or, as the case may be, the amendment or cancellation of any Transactions) will be considered to have been confirmed in the terms sent by Documenting Party, unless manifest error. Notwithstanding the aforementioned, if the Documenting Party exceeds the period of time it has in order to prepare and send or make available to the other Party the Confirmation (i.e. half of the Specified Time Limit), the Transaction will not be considered to be confirmed until the same period since the Confirmation was available to/received by the Receiving Party has elapsed. All the foregoing is without prejudice to the commitment of the Parties to make their best efforts to expressly confirm the Transactions (or, as the case may be, the amendment or cancelation of any Transactions) by any means agreed and within the Specified Time Limit.
For the purpose of determining the date of receipt of the Confirmation Section 12 of the ISDA Master Agreement will apply.
Without prejudice to other liabilities in which it may incur, failure by the Documenting Party to comply with its obligations under this provision shall not constitute an Event of Default or a Termination Event.

(i)
Only ECPs Can Be Guarantors. Notwithstanding anything to the contrary in this Agreement or in any credit agreement or guaranty, no person providing a guaranty of any obligation of Party B under this Agreement (each such person, a “Guarantor”) shall be deemed to be a guarantor of, or to have granted a security interest to secure any guaranty by Guarantor of, any Swap Obligation (as defined below) if such Guarantor is not an “Eligible Contract Participant” as defined in the Commodity Exchange Act and the applicable rules and regulations issued by the Commodity Futures Trading Commission and/or the Securities and Exchange Commission (collectively, and as now or hereafter in effect, “the ECP Rules”) at the time Party B entered into any applicable Transaction (each such Swap Obligation, an “Excluded Swap Obligation”), but solely to the extent that the providing of such guaranty by such Guarantor, or grant of a security interest to secure any guaranty by Guarantor, of any Swap Obligation by such Guarantor would violate the ECP Rules or other applicable law or regulation. Except as expressly set forth in the preceding sentence, nothing in this Agreement shall be deemed to restrict, reduce or waive any obligation of any such Guarantor under any guaranty or other Credit Support Document, and such guaranty or other Credit Support Document shall continue to guarantee, or grant a security interest to secure, as applicable, in accordance with its terms, each Swap Obligation that is not an Excluded Swap Obligation.

The term “Swap Obligation” means any obligation of any person to pay or perform under any Transaction that constitutes a “swap” as defined in the Commodity Exchange Act.

(j)
USA PATRIOT Act Notice. Party A hereby notifies Party B that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Party B, which information includes the name and address of Party B and other information that will allow Party A to identify Party B in accordance with the Act.

(k)
Dodd-Frank Reporting. The parties hereby agree that, as between Party A and Party B, Party A shall be responsible for all reporting of the terms of each Transactions required pursuant to 17 C.F.R. 43 and 17 C.F.R. 45 (the “CFTC Swap Reporting Requirements”). Party A shall act as, and assume all obligations of, the “Reporting Party” (within the meaning of such term as set forth in 17 C.F.R. 43.2)

arising under 17 C.F.R. 43 and shall act as, and shall assume all obligations of, the “reporting counterparty” (within the meaning of such term as set forth in 17 C.F.R. 45.2) arising under 17 C.F.R. 45. Party A covenants and agrees that it shall report the terms of each Transactions at the times, and in the manner, required under the CFTC Swap Reporting Requirements.

(l)
ISDA Dodd Frank Protocols.  If, prior to the date hereof, both parties have adhered to the ISDA August DF Protocol Agreement, as published on August 13, 2012, by ISDA (the “August Protocol Agreement”), the ISDA March 2013 DF Protocol Agreement, as published on March 22, 2013, by ISDA (the “March Protocol Agreement”), or both, and have delivered “Matched Questionnaires” (as defined in the August Protocol Agreement and March Protocol Agreement, as applicable), the parties hereto agree that this Master Agreement shall be supplemented to the same extent as if it were a "Matched PCA" under the August Protocol Agreement and March Protocol Agreement, as applicable.

(m)
Definitions. This Agreement incorporates, and is subject to, the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. (the “Definitions”). In respect of FX Transactions and Currency Options (each as defined in the 1998 ISDA FX and Currency Options Definitions, as published by the International Swaps and Derivatives Association, Inc. (the “FX Definitions”)) only, the definitions and provisions contained in the FX Definitions will be incorporated into this Agreement. The 2005 ISDA Commodity Definitions as published by the International Swaps and Derivatives Association, Inc. and otherwise as amended, supplemented or modified from time to time (the “Commodity Definitions”), are also incorporated by reference in this Agreement.
In the event of any inconsistency between any of the following documents in respect of a relevant transaction, the relevant document first listed below shall govern: (i) a Confirmation; (ii) the Schedule; (iii) the relevant Product ISDA Definitions; (iv) the Definitions; and (v) the printed form of the ISDA Master Agreement.
“Product ISDA Definitions”: means any definitions published by ISDA by product type (otherwise as amended, supplemented or modified from time to time) that are, or may be, incorporated by reference to this Agreement from time to time.

(n)	Section 2(a)(iii): An amendment to Section 2(a)(iii) is made by adding the following new sections:

(iv)    If an Event of Default or Potential Event of Default has occurred and is continuing in relation to a party (“X”), then the condition precedent specified in Section 2(a)(iii)(1) will cease to be a condition precedent to each obligation of the other party (“Y”) under Section 2(a)(i) on the “Condition End Date”, being the first Local Business Day following the date falling 90 days after the first date on which Y does not make a payment or delivery otherwise due from it (after the application of Section 2(c)) in reliance on the condition precedent in Section 2(a)(iii)(1) following the occurrence of the relevant Event of Default or Potential Event of Default, unless a subsequent Event of Default or Potential Event of Default has occurred in relation to X and is continuing, in which case the Condition End Date will be the first Local Business Day following the date falling 90 days after the first due date on which Y does not make a payment or delivery otherwise due from it (after the application of Section 2(c)) in reliance on the condition precedent in Section 2(a)(iii)(1) following the occurrence of each subsequent Event of Default or Potential Event of Default.

(v)    For the avoidance of doubt, Section 2(a)(iii) applies to each obligation of each party under Section 2(a)(i), after the application of Section 2(c).

(vi)    For the avoidance of doubt, if the condition precedent in Section 2(a)(iii)(1) is not satisfied with respect to a party (“X”) when an obligation of the other party (“Y”) would (but for such condition precedent) become payable or deliverable to X under Section 2(a)(i), then the obligation of Y will become payable or deliverable on the first to occur of (A) the date on which all applicable conditions precedent to such obligation under Section 2(a)(iii) are satisfied, (B) the Condition End Date or (C) the date on which all applicable conditions precedent cease to apply under any other provision of this Agreement.

(o)
Fully Paid Transactions. The condition precedent in Section 2 (a) (iii) (1) does not apply to a payment and delivery due to a party if such party shall have satisfied in full all its payment or delivery obligations under Section 2 (a) (i) of this Agreement and shall at the relevant time have no future payment obligations, whether absolute or contingent, under Section 2 (a) (i).

(p)	Change of Account: Section 2 (b) of this Agreement is hereby amended by the insertion of the following at the end thereof after the word “change”:-
“; provided that if such new account shall not be in the same jurisdiction having the power to tax as the original account, the party not changing its account shall not be obliged to pay any greater amounts and shall not receive less as a result of such change than would have been the case if such change had not taken place.”

(q)	Definitions: Section 14 of the Agreement is hereby completed by the insertion of the following terms:
"Balancing Payment Amount" means, with respect to a Relevant Clearable Transaction, the amount, if any, required to be paid between the parties (which, for the avoidance of doubt, may be payable by or to a Change of Status Party) in order to reflect the difference between (1) the pricing of the Relevant Clearable Transaction by reference to the terms of such Relevant Clearable Transaction immediately prior to any amendments or modifications agreed by the parties pursuant to Part 5(16)(3)(1)(A)(I) below and (2) the pricing of the Relevant Clearable Transaction by reference to the terms of such Relevant Clearable Transaction immediately following any amendments or modifications agreed between the parties pursuant to Part 5(16)(3)(1)(A)(I) below.
"Balancing Risk Mitigation Payment Amount" means, with respect to a Relevant Non-Clearable Transaction, the amount, if any, required to be paid between the parties (which, for the avoidance of doubt, may be payable by or to a Change of Status Party) in order to reflect the difference between (1) the pricing of the Relevant Non-Clearable Transaction by reference to the terms of such Relevant Non-Clearable Transaction immediately prior to any amendments or modifications agreed by the parties pursuant to Part 5(16)(3)(1)(B)(I) below and (2) the pricing of the Relevant Non-Clearable Transaction by reference to the terms of such Relevant Non-Clearable Transaction immediately following any amendments or modifications agreed between the parties pursuant to Part 5(16)(3)(1)(B)(I) below.
"CCP" means a central clearing house authorised under Article 14 of EMIR or recognised under Article 25 of EMIR.
"CCP Service" means in respect of a CCP, an over-the-counter derivative clearing service offered by such CCP.
"Change of Status” means that the Status Representation proves to have been incorrect or misleading in any material respect (or deemed repeated) by such Party.
“Change of Status Party" means a Party in respect of which the Status Representation proves to have been incorrect or misleading in any material respect when made (or deemed repeated) by such Party.

"Cleared" means, in respect of a Transaction, that such Transaction has been submitted (including where details of such Transaction are submitted) to a CCP for clearing in a relevant CCP Service and that such CCP has become a party to a resulting or corresponding transaction, as applicable.
"Commission" means the executive body of the European Union which is responsible for proposing legislation, implementing decisions, upholding the European Union's treaties and the day-to-day running of the European Union.
“Documenting Party” means Banco Bilbao Vizcaya Argentaria, S.A.
"EMIR" means Regulation (EU) No 648/2012 of the European Parliament and of the Council on OTC derivatives, central counterparties and trade repositories dated 4 July 2012.
"ESMA" means the European Securities and Markets Authority established by Regulation (EU) No 1095/2010 of the European Parliament and of the Council.
"European Union" means the economic and political union established in 1993 by the Maastricht Treaty, with the aim of achieving closer economic and political union between member states that are primarily located in Europe.
"Receiving Party" means the Counterparty.
"Relevant Non-Clearable Transaction Risk Mitigation Deadline Date" means the later of (1) the sixth Business Day following the date on which both parties are aware that the Status Representation in Part 5 (16) was incorrect or misleading in any material respect when made (or deemed repeated) by a Party and (2) the last day of any transitional period provided in published official guidance, if any, from ESMA or the Commission in respect of the implementation of the relevant Risk Mitigation Techniques following the Change in Status from an entity not subject to the clearing obligation pursuant to EMIR to an entity subject to the clearing obligation pursuant to EMIR.
"Relevant Transaction Clearing Deadline Date" means the date by which the Relevant Transaction is, or was, required to be Cleared under and in accordance with EMIR.
"Risk Mitigation Techniques" means the risk mitigation techniques for OTC derivative transactions set out in Article 11 of EMIR as supplemented by Chapter VIII of the Commission Delegated Regulation (EU) No 149/2013 published 23 February 2013 in the Official Journal of the European Union.
"Third party service provider" refers to an entity that the parties agree will perform all or part of the actions under the relevant provision for both parties.

(r)	[Intentionally Omitted]

(s)	Confidentiality Waiver

(t)
Notwithstanding anything to the contrary in this Agreement or in any non-disclosure, confidentiality or other agreement between the parties, each party hereby consents to the disclosure of information:

(1)    to the extent required or permitted under, or made in accordance with, the provisions of EMIR and any applicable supporting law, rule or regulation ("EMIR and Supporting Regulation") which mandate reporting and/or retention of transaction and similar information or to the extent required or permitted under, or made in accordance with, any order or directive in relation to (and including)

EMIR and Supporting Regulation regarding reporting and/or retention of transaction and similar information issued by any authority or body or agency in accordance with which the other party is required or accustomed to act ("Reporting Requirements"); or
(2)    to and between the other party's head office, branches or Affiliates, or any persons or entities who provide services to such other party or its head office, branches or Affiliates, in each case, in connection with such Reporting Requirements.
Each party acknowledges that pursuant to EMIR and Supporting Regulation, regulators require reporting of trade data to increase market transparency and enable regulators to monitor systemic risk to ensure safeguards are implemented globally.
Each party further acknowledges that disclosures made pursuant hereto may include, without limitation, the disclosure of trade information including a party's identity (by name, address, corporate affiliation, identifier or otherwise) to any trade repository registered in accordance with Article 55 of EMIR or recognised in accordance with Article 77 of EMIR or one or more systems or services operated by any such trade repository ("TR") and any relevant regulators (including without limitation, the European Securities and Markets Authority and national regulators in the European Union) under EMIR and Supporting Regulation and that such disclosures could result in certain anonymous transaction and pricing data becoming available to the public. Each party further acknowledges that, for purposes of complying with regulatory reporting obligations, a party may use a third party service provider to transfer trade information into a TR and that a TR may engage the services of a global trade repository regulated by one or more governmental regulators. Each party also acknowledges that disclosures made pursuant hereto may be made to recipients in a jurisdiction other than that of the disclosing party or a jurisdiction that may not necessarily provide an equivalent or adequate level of protection for personal data as the counterparty’s home jurisdiction. For the avoidance of doubt, (i) to the extent that applicable non-disclosure, confidentiality, bank secrecy, data privacy or other law imposes non-disclosure requirements on transaction and similar information required or permitted to be disclosed as contemplated herein but permits a party to waive such requirements by consent, the consent and acknowledgements provided herein shall be a consent by each party for purposes of such law; (ii) any agreement between the parties to maintain confidentiality of information contained in this Agreement or in any non-disclosure, confidentiality or other agreement shall continue to apply to the extent that such agreement is not inconsistent with the disclosure of information in connection with the Reporting Requirements as set out herein; and (iii) nothing herein is intended to limit the scope of any other consent to disclosure separately given by each party to the other party.
The consenting party represents and warrants that any third party to whom it owes a duty of confidence in respect of the information disclosed has consented to the disclosure of that information.

(u)	Remedies for Breach
Without prejudice to the rights, powers, remedies and privileges provided by law, any inaccuracy of the representation and warranty in the Confidentiality Waiver provision set forth in Part 5 clause (13) will not constitute an Event of Default or Termination Event in respect of such party.

(v)	Notices
Section 12(a) of the Agreement is hereby amended by deleting the clause in its entirety and substituting the following in lieu thereof:

Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner described below (except that a notice or other communication under Section 5 or 6 may not be given by electronic system or e-mail) to the address or number in accordance with the electronic messaging system or e-mail details provided (see the Schedule) and will be deemed effective as indicated:

•	if in writing and delivered in person or by courier, on the date it is delivered;

•	if sent by telex, on the date the recipient’s answerback is received;

•
if sent by facsimile transmission, on the date it is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by transmission report generated by the sender’s facsimile machine):

•	if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date it is delivered or its delivery attempted;

•	if sent by electronic messaging system, on the date it is received;

•	if sent by email, on the date it is delivered; or

•	if made available in a webpage to which the Parties have access through a personalized code and/or electronic signature, on the date it is uploaded unless the date of delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication will be deemed given and effective on the first following day that is a Local Business Day.

(a)	Status Representation
(1)    Both Parties acknowledge that their obligations may change due to their relevant status under EMIR and, consequently, each Party must represent to the other which of the following status a), b), c) or d) is applicable for the relevant Party in connection with EMIR (“Status”):
a) FC: it is a Financial Counterparty (as such term is defined in EMIR); or (ii) an entity established outside the European Union that would constitute a Financial Counterparty if it were established in the European Union; and therefore, it is subject to the obligations set forth in EMIR for this kind of entities.
b) NFC-:
1)    it is either (A) a Non-Financial Counterparty (as such term is defined in EMIR) or (B) an entity established outside the European Union that, to the best of its knowledge and belief, having given due and proper consideration to its status, would constitute a Non-Financial Counterparty if it were established in the European Union; and
2)    it is not subject to a clearing obligation pursuant to EMIR (or, in respect of an entity under subparagraph (1)(b)(1)(B) above, would not be subject to the clearing obligation if it were established in the European Union) in respect of such Transaction. For the purposes of this subparagraph (1)(b)(2) of this representation, it is assumed that the Transaction is of a type that has been declared to be subject to the clearing obligation in accordance with Article 5 of EMIR and is subject to the clearing obligation in accordance with Article 4 of EMIR (whether or not in fact this is the case), and that any transitional provisions in EMIR are ignored.

c) NFC+:
1)    It is either (A) a Non Financial Counterparty; or (B) an entity established outside the European Union that, to the best of its knowledge and belief, having given due and proper consideration to its status, would constitute a Non Financial Counterparty if it were established in the European Union; and
2)    It is subject to the clearing obligation pursuant to EMIR (or in respect of an entity under subparagraph (1)(c)(1)(B) above, would be subject to the clearing obligation if it were established in the European Union) in respect of such Transaction. For the purposes of this subparagraph (1)(c)(2) of this representation, it is assumed that the Transaction is of a type that has been declared to be subject to the clearing obligation in accordance with Article 5 of EMIR and is subject to the clearing obligation in accordance with Article 4 of EMIR (whether or not in fact this is the case), and that any transitional provisions in EMIR are ignored.
d) Exempted Counterparty: It is an entity of the kind foreseen in article 1.4 (as completed by the Commission pursuant to 1.6 EMIR) or 1.5 EMIR and, therefore, it is exempted from the obligations imposed by EMIR.
For this purpose:
Each Party B represents to Party A on each date and at each time on which it enters into a Transaction (which representation will be, subject to subparagraph (2) Status and Change of Status below, deemed to be repeated by each Party B at all times while such Transaction remains outstanding) that it is a NFC-.
Party A represents to Party B on each date and at each time on which it enters into a Transaction (which representation will be, subject to subparagraph (2) below, deemed to be repeated by BBVA at all times while such Transaction remains outstanding) that it is a FC.
(2)    Status and Change of Status
If a Change of Status occurs, the Change of Status Party shall notify it the other Party immediately and no later than the following Local Business Day (the “Change of Status Notification”). The Change of Status Notification will be delivered to the address details set out in Part 4(a) above in the manner set out in Section 12(a) of the Agreement, even though the information regarding the Change of Status is available in a public or private source. The Change of Status Notification will contain the new Status Representation of the Change of Status Party and the date in which the Change of Status became or will become effective.
(3)    Effects of a Change of Status
1.     If the Status Representation in subparagraph (1) above proves to have been incorrect or misleading in any material respect when made (or deemed repeated) by a Party, the parties will use all reasonable efforts, negotiating in good faith and a commercially reasonable manner, to:
A)    If the Change of Status implies that a Transaction which was not subject to the clearing obligation set forth in Article 4 of EMIR becomes subject to such clearing obligation (the “Relevant Clearable Transaction”): if the Relevant Transaction Clearing Deadline Date has not occurred, (I) agree, implement and apply any amendments or modifications to the terms of such Relevant Clearable Transaction and/or to take any steps, as applicable, to ensure that such Relevant Clearable Transaction is Cleared by the Relevant Transaction Clearing Deadline Date, including any amendments, modifications and/or steps, as applicable, to ensure the payment of any Balancing Payment Amount under Part 5 (16)(3)(1)(A)(II); and (II) agree the Balancing Payment Amount, if any, payable between the parties and the date on which any such Balancing Payment Amount is to be paid; and

B)    1. If the Change of Status implies that a Transaction which was subject to the clearing obligation set forth in Article 4 of EMIR ceases to be subject to such clearing obligation (the “Relevant Non-Clearable Transaction”): (I) agree, implement and apply any amendments or modifications to the terms of any Relevant Non-Clearable Transaction, or to any related processes, and/or to take any steps to ensure that the relevant Risk Mitigation Techniques are adhered to in respect of each such Relevant Non-Clearable Transaction from, and including, the Relevant Non-Clearable Transaction Risk Mitigation Deadline Date, including any amendments, modifications and/or steps, as applicable, to ensure the payment of any Balancing Risk Mitigation Payment Amount under Part 5 (16)(3)(1)(B)(II); and (II) agree the Balancing Risk Mitigation Payment Amount, if any, payable between the parties and the date on which any such Balancing Risk Mitigation Payment Amount is to be paid.
2.    If:
A)    subject to subparagraph (3)(5) below, any Relevant Clearable Transaction is not Cleared by the Relevant Transaction Clearing Deadline Date (including, without limitation, as a result of the Relevant Transaction Clearing Deadline Date occurring before the date on which both parties are aware that the Status Representation in respect of such Relevant Clearable Transaction was incorrect or misleading in any material respect); or
B)    the Risk Mitigation Techniques are not adhered to in respect of any Relevant Non-Clearable Transaction by the Relevant Non-Clearable Transaction Risk Mitigation Deadline Date,

(b)
it will constitute an Additional Termination Event in respect of which (I) such Relevant Transaction(s) will be the sole Affected Transaction(s); and (II) the Change of Status Party will be the sole Affected Party pursuant to Section 6 of the Agreement.

3.    Without prejudice to the rights, powers, remedies and privileges provided by law, neither the making by a party of an incorrect or misleading Status Representation nor the failure of a party to take any actions required by subparagraph (3)(1) to negotiate in good faith and a commercially reasonable manner will constitute an Event of Default under the Agreement.
4.    Failure by a party, for whatever reason, to take any action required by subparagraph (3)(1) will not prevent it designating an Early Termination Date as a result of the occurrence of the Additional Termination Event in subparagraph (3)(2).
5.    With respect to a Relevant Clearable Transaction and without prejudice to subparagraph (3)(2)(A), in the event that the parties have taken action under subparagraph (3)(1) to ensure that such Relevant Clearable Transaction is Cleared by the Relevant Transaction Clearing Deadline Date but such Relevant Clearable Transaction is not Cleared by the Relevant Transaction Clearing Deadline Date for reasons set out in any execution and give-up agreement (howsoever described) between the parties, the consequences of such Relevant Clearable Transaction not being Cleared by the Relevant Transaction Clearing Deadline Date will be the consequences set out in the relevant execution and give-up agreement (howsoever described) between the parties and the Additional Termination Event in subparagraph (3)(2)(A) will not apply.

(c)
Escrow: If (by reason of the time difference between the cities in which payments or deliveries are to be made or otherwise), it is not possible for simultaneous payments or deliveries to be made on any date on which both parties are required to make payments or deliveries hereunder, either party may at its option and in its sole discretion notify the other party that payments or deliveries on such date are to be made in escrow. In such case, the deposit of the payment or delivery due earlier on that date shall be made by 2.00 p.m. (local time at the place for the earlier payment or delivery) on that date with an escrow agent selected by the notifying party, provided this escrow agent is independent of either party and has a long term credit rating of at least A3 (Moody's) or A- (S&P), as the case may be, accompanied by irrevocable payment or delivery instructions:

(i)     To release the deposited payment or delivery to the intended recipient upon receipt by the escrow agent of the required deposit of the corresponding payment or delivery from the other party on the same date accompanied by irrevocable payment or delivery instructions to the same effect, or
(ii)    If the required deposit of the corresponding payment or delivery is not made on the same date, to return the payment or delivery deposited to the party that paid or delivered into escrow.
The notifying party shall pay the costs of the escrow arrangements and shall cause those arrangements to provide that (A) in the case of a Payment obligation under Section 2 (a) (i), the intended recipient of the payment due to be deposited first shall be entitled to interest on that deposited payment for each day in the period of its deposit at the rate offered by the escrow agent for that date for overnight deposits in the relevant currency in the office where it holds the deposit payment (at 11:00 a.m. local time on that day) if the payment is not released by 5:00 p.m. local time on the date it is deposited for any reason other than the intended recipient´s failure to make the escrow deposit it was required to make in a timely manner, and (B) in the case of a delivery obligation under Section 2 (a) (i), the intended recipient of the delivery due to be deposited first shall be entitled to compensation as and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement if the deposited deliver is not released by 5:00 p.m. local time on the date it is deposited for any reason other than the intended recipient´s failure to make the escrow deposit it was required to make in a timely manner.

(d)
Scope of the Agreement: Notwithstanding anything contained in this Master Agreement to the contrary, if the parties enter into any of the following transactions, including an agreement with respect to any such transaction, (whether before or after this Agreement is entered to): a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) and any combination of these transactions, such transaction shall, unless such confirmation specifically states to the contrary, be subject to, governed by and construed in accordance with, the terms of this Agreement even when not so specified in the confirmation relating thereto. Each such transaction shall be a Transaction and any document or other confirming evidence exchanged between the parties confirming each such transaction shall be a Confirmation for the purposes of this Agreement.

From the date hereof, all Transactions entered into prior to the date hereof between the parties hereto shall be governed by and construed in accordance with this Agreement, notwithstanding the terms of any agreement or confirmation which purports to govern the same. Each agreement or confirmation governing any Transaction entered into prior to the date hereof shall constitute a supplement to, and form a part of, this Agreement, and will be read and construed as one with this Agreement, and all such agreements and confirmations constitute a single agreement.

(e)
The parties agree that the definitions and provisions contained in Annexes (1 to 5) and Section 6 of the EMU Protocol published by the International Swaps and Derivatives Association, Inc. on May 6, 1998 are incorporated into and apply to this Agreement. References in those definitions and provisions to any “ISDA Master Agreement” will be deemed to be references to this Agreement.

(f)	Contractual Recognition of Bail-in
Each party acknowledges and accepts that liabilities arising under this agreement may be subject to the exercise of the Bail-in Power by the relevant resolution authority and acknowledges and accepts to be bound by any Bail-in Action Termination and the effects thereof, which may include, without limitation:
(a) the early termination and valuation of all transactions (or all transactions relating to one or more netting sets, as applicable) under this agreement; and
(b) if the Bail-in Termination Amount is determined to be payable by the BRRD Party to the Creditor Counterparty pursuant to any such Bail-in Action Termination:
(i) a reduction, in full or in part, of the Bail-in Termination Amount;
(ii) a conversion of all, or a portion of, the Bail-in Termination Amount into shares or     other instruments of ownership, in which case the Creditor Counterparty acknowledges     and accepts that any such shares or other instruments of ownership may be issued to or     conferred upon it as a result of the Bail-in Action Termination; and/or
(iii) a variation, modification and/or amendment to the terms of this agreement as may     be necessary to give effect to any such Bail-in Action Termination.
(2)Each party acknowledges and accepts that this provision is exhaustive on the matters described herein to the exclusion of any other agreements, arrangements or understanding between the parties relating to the subject matter of this agreement and that no further notice shall be required between the parties pursuant to the agreement in to order to give effect to the matters described herein.
For the purposes of the above:

“Bail-in Action Termination” means the exercise of any Bail-in Power by the relevant resolution authority in respect of all transactions (or all transactions relating to one or more netting sets, as applicable) under this agreement.
“Bail-in Termination Amount” means the early termination amount or early termination amounts (howsoever described), together with any accrued but unpaid interest thereon, determined pursuant to the Bail-in Action Termination in respect of all transactions (or all transactions relating to one or more netting sets, as applicable) under this agreement (before, for the avoidance of doubt, any such amount is written down or converted by the relevant resolution authority).
“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
“BRRD Party” means the party in respect of which the Bail-in Power has been exercised by the relevant resolution authority.
“Creditor Counterparty” means the party which is not the BRRD Party.

“Bail-in Power” means any write-down or conversion power existing from time to time (including for this purpose, without limitation, any power to terminate and value transactions and any power to amend or alter the maturity of eligible liabilities of an institution under resolution or amend the amount of interest payable under such eligible liabilities or the date on which interest becomes payable, including by suspending payment for a temporary period) under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in Spain:

(a) relating to the transposition of the BRRD as amended from time to time, including but not limited to, Law 11/2015 of 18 June as amended from time to time, and the instruments, rules and standards created thereunder, and
(b) constituting or relating to the SRM Regulation as amended from time to time, in each case, pursuant to which the obligations of a regulated entity (or other affiliate of a regulated entity) can be reduced (including to zero), cancelled or converted into shares, other securities, or other obligations of such regulated entity or any other person.
A reference to a “regulated entity” is to an entity subject to the scope of application of Law 11/2015 which includes certain credit institutions, investment firms, and certain of their parent or holding companies and, with respect to the SRM Regulation, to any entity referred to in Article 2 of the SRM Regulation.
“SRM Regulation” means Regulation (EU) No 806/2014 of the European Parliament and of the Council of 15 July 2014 establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund and amending Regulation (EU) No 1093/2010

Part 6
Additional Terms for Foreign Exchange and Foreign Exchange Option Transactions

(a)
Incorporation of Definitions. The 1998 FX and Currency Option Definitions (the “FX Definitions”), published by the International Swaps and Derivatives Association, Inc., the Emerging Markets Traders Association and The Foreign Exchange Committee, are hereby incorporated by reference with respect to FX Transactions (as defined in the FX Definitions) and Currency Option Transactions (as defined in the FX Definitions). Terms defined in the FX Definitions shall have the same meanings in this Part 6.

(b)
Scope. Unless otherwise agreed in writing by the parties, each FX Transaction and Currency Option Transaction entered into between the parties before, on or after the date of this Agreement shall be a Transaction under this Agreement and shall be part of, subject to and governed by this Agreement. FX Transactions and Currency Option Transactions shall be part of, subject to and governed by this Agreement even if the Confirmation in respect thereof does not state that such FX Transaction or Currency Option Transaction is subject to or governed by this Agreement or does not otherwise reference this Agreement.

When an FX Transaction or a Currency Option is confirmed by means of exchange of electronic messages on an electronic messaging system or other document or other confirming evidence exchanged between the parties confirming such Transaction, such messages, document or evidence will constitute a Confirmation for the purposes of this Agreement even where not so specified therein.

(c)
Premium Netting. If, on any date, and unless otherwise mutually agreed by the parties, Premiums would otherwise be payable hereunder in the same Currency between the same respective offices of the parties, then, on such date, each party’s obligation to make payment of such Premiums will be automatically satisfied and discharged and, if the aggregate Premiums that would otherwise have been payable by such office of one party exceeds the aggregate Premiums that would otherwise have been payable by such office of the other party, replaced by an obligation upon the party by whom the larger aggregate Premiums would have been payable to pay the other party the excess of the larger aggregate Premiums over the smaller aggregate Premiums, and if the aggregate Premiums are equal, no payment shall be made.

(d)
Payment Netting of FX Transactions and Currency Option Transactions. Multiple Transaction Payment Netting shall not apply to FX Transactions or Currency Option Transactions. Unless otherwise mutually agreed by the parties, if on any date more than one delivery of a particular Currency is to be made between a pair of offices with respect to settlement of FX Transactions or Currency Option Transactions (but excluding payments with respect to option premiums and cash settled options), then each party shall aggregate the amounts of such Currency deliverable by it and only the difference between these aggregate amounts shall be delivered by the party owing the larger aggregate amount to the other party, and, if the aggregate amounts are equal, no delivery of the Currency shall be made.

(e)
Payment Instructions. All payments to be made hereunder in respect of FX and Currency Option Transactions shall be made in accordance with standing payment instructions provided by the parties from tune to time in writing (or as otherwise specified in a Confirmation).

(f)	Automatic Exercise. Article 3, Section 3.6(c)(i), line six of the FX Definitions which currently reads “one percent of the Strike Price” shall be amended to read “0.5% of the Strike Price,”

(g)	Terms Relating to Premium. Article 3, Section 3.4. of the FX Definitions is hereby amended by the addition of the following as a new paragraph (c) of the FX Definitions.

“(c)    Premium: Failure to Pay on Premium Payment Date. If any Premium is not received on the Premium Payment Date, the Seller may elect: (i) to accept a late payment of such Premium; (ii) to give written notice of such non-payment and, if such payment shall not be received within two (2) Local Business Days of such notice, treat the related Currency Option as void; or (iii) to give written notice of such non-payment and, if such payment shall not be received within two (2) Local Business Days of such notice, treat such non-payment as an Event of Default under Section 5(a)(i). If the Seller elects to act under either clause (i) or (ii) of the preceding sentence, the Buyer shall pay all out-of-pocket costs and actual damages incurred in connection with such unpaid or late Premium or void Currency Option, including, without limitation, interest on such Premium in the same currency as such Premium at the then prevailing market rate and any other costs or expenses incurred by the Seller in covering its obligations (including without limitation, a delta hedge) with respect to such currency Option.”

IN WITNESS WHEREOF, the parties have executed this Schedule by their duly authorized officers as of the date hereof:

BANCO BILBAO VIZCAYA
ARGENTARIA, S.A. (PARTY A)

By:	/s/ KRISTEN HOLM
Name:	Kristen Holm
Title:	Managing Director
Date:	May 26, 2016

By:
Name:
Title:
Date:

EACH ENTITY LISTED IN EXHIBIT A

AS PARTY B

LKQ Corporation
By:	/s/ DOMNICK P. ZARCONE
Name:	Dominick P. Zarcone
Title:	Executive Vice President and Chief Financial Officer
Date:	May 26, 2016

EURO CAR PARTS LImited
By:	/s/ JOHN QUINN
Name:	John Quinn
Title:	CEO & Managing Director, LKQ Europe
Date:	May 26, 2016

Keystone Automotive Industries ON, Inc.
By:	/s/ MICHAEL S. CLARK
Name:	Michael S. Clark
Title:	Vice President — Finance and Controller
Date:	May 26, 2016

EXHIBIT A

Each Entity that is a Party B:

Name of Party B	Domicile	LKQ Corporation Guarantee Applies
LKQ Corporation	State of Delaware, USA	No
Euro Car Parts Limited	England and Wales	Yes
Keystone Automotive Industries ON, Inc.	Province of Ontario, Canada	Yes